UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2019

INSPIRE MEDICAL SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38468	26-1377674
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5500 Wayzata Blvd., Suite 1600

Golden Valley, MN 55416

(Address of principal executive offices) (Zip Code)

(844) 672-4357

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	INSP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 25, 2019, Joyce Erony tendered her resignation as a Class II director of the Board of Directors (the “Board”) of Inspire Medical Systems, Inc. (the “Company”), and will step down from the Board and its Nominating and Corporate Governance Committee (the “Nominating Committee”), where she serves as Chair, effective August 1, 2019.  Ms. Erony’s resignation was not the result of any disagreement with the Company or any matter relating to the Company’s operation, policies or practices.

Also on July 25, 2019, the Board, upon the recommendation of its Nominating Committee, expanded the size of the Board from nine directors to ten directors, and appointed Gary L. Ellis to the Board to fill the newly vacant seat, effective immediately.  Mr. Ellis will serve as a Class II director for a term expiring at the Company’s annual meeting of stockholders to be held in 2020 and until his successor is duly elected and qualified or his earlier death, disqualification, resignation or removal. In connection with the appointment of Mr. Ellis to the Board, he was also appointed to serve on the Nominating Committee and serve as its Chair, in each case, effective upon Ms. Erony’s resignation. The Board further approved that the size of the Board will be reduced from ten to nine directors also upon the effectiveness of Ms. Erony’s resignation.

Gary L. Ellis, 62, was formerly with Medtronic plc and its subsidiary, Medtronic, Inc., a global medical technology company, until his retirement in December 2016. While at Medtronic, he served in various executive capacities, including: Executive Vice President, Global Operations, Information Technology and Facilities & Real Estate of Medtronic plc from June 2016 to December 2016; Executive Vice President and Chief Financial Officer of Medtronic, Inc. from April 2014 to June 2016; Senior Vice President and Chief Financial Officer of Medtronic, Inc. from May 2005 to April 2014; and Vice President, Corporate Controller and Treasurer of Medtronic, Inc. from 1999 to May 2005. Mr. Ellis currently serves as lead director on the board of directors of The Toro Company (NYSE: TTC), a manufacturer of outdoor maintenance equipment, where he chairs the finance committee and sits on the audit committee, and Hill-Rom Holdings, Inc. (NYSE: HRC), a medical equipment manufacturing company, where he chairs the audit committee and sits on the nominating and corporate governance committee. Mr. Ellis previously served on the board of directors of Itamar Medical Ltd. (Nasdaq: ITMR), a maker of home medical equipment for sleep apnea. Mr. Ellis holds a B.S. in Accounting from the University of South Dakota and is a Certified Public Accountant (Inactive).

Mr. Ellis is eligible to participate in the Company’s Non-Employee Director Compensation Policy, which provides for: (i) an annual cash retainer of $45,000 for serving on the Board, earned on a quarterly basis; (ii) an annual cash retainer of $15,000 for serving on the Nominating Committee, earned on a quarterly basis; (iii) an annual cash retainer of $7,500 for serving as the Chair of the Nominating Committee, earned on a quarterly basis; and (iv) an initial equity-based award of options to purchase shares of the Company’s common stock (the “Initial Award”) in an amount equal to $165,000 that vests and becomes exercisable in substantially equal annual installments over three years following the grant date, subject to Mr. Ellis’ continued service on the Board through each such vesting date. Mr. Ellis may elect to receive any portion of his annual cash retainers in the form of shares of the Company’s common stock. On July 25, 2019, Mr. Ellis was granted an Initial Award in an amount equal to $165,000 and with an exercise price equal to $67.75 per share, the fair market value of a share of the Company’s common stock on the July 25, 2019 grant date.  Mr. Ellis is also expected to enter into the Company’s standard indemnification agreement for directors and officers.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INSPIRE MEDICAL SYSTEMS, INC.

Date: July 29, 2019	By:	/s/ Richard Buchholz
Richard Buchholz
Chief Financial Officer

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